                          Offer to Purchase for Cash
              Up to 70,000 Units of Limited Partnership Interest
                                      in

                      CONSOLIDATED CAPITAL PROPERTIES V,
                       a California limited partnership
                                      for
                               $30 Net Per Unit
                                      by

                       MADISON RIVER PROPERTIES, L.L.C.

-------------------------------------------------------------------------------
            THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL
            EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON JANUARY 21,
                      1998, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

                                   IMPORTANT


         Madison River Properties, L.L.C., a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 70,000 of the outstanding units of limited partnership interest ("Units") in Consolidated Capital Properties V, a California limited partnership (the "Partnership"), at a purchase price of $30 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchase Price is subject to adjustment under certain circumstances, as described herein. Holders of Units (each, a "Limited Partner") who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser is an affiliate of ConCap Equities, Inc., which is the general partner of the Partnership (the "General Partner").

         Limited Partners are urged to consider the following factors:

         o The Purchaser and the General Partner are both affiliates of and controlled by Insignia Properties Trust ("IPT"), which is controlled by Insignia Financial Group, Inc.
                  ("Insignia"). IPT, through its operating partnership Insignia Properties, L.P. ("IPLP"), currently owns 210 Units.

         o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) is $45.02. The Purchaser does not believe, however, that the Estimated Liquidation Value represents a fair estimate of the market value of a Unit, primarily due to the fact that such estimate does not take into account timing considerations, market uncertainties and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. See Section 13. Accordingly, the Purchaser does not believe that the Estimated Liquidation Value should be viewed as representative of the amount a Limited Partner can realistically expect to obtain on a sale of a Unit in the near term.

         o The Purchaser will have the right to vote all Units acquired pursuant to the Offer. Accordingly, if the Purchaser (which is an affiliate of the General Partner) is successful in acquiring a significant number of Units, it will be able to significantly influence all voting decisions with respect to the Partnership, including decisions regarding liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the General Partner and mergers, consolidations and other extraordinary transactions.

         o The Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

         THE OFFER IS NOT CONDITIONED ON FINANCING OR UPON ANY MINIMUM AGGREGATE NUMBER OF UNITS BEING TENDERED.


                   ----------------------------------------


         Any Limited Partner desiring to tender Units should complete and sign the Assignment of Partnership Interest in accordance with the Instructions to the Assignment of Partnership Interest and mail or deliver the signed Assignment of Partnership Interest to the Depositary. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Partnership's Limited Partnership Agreement a partial tender of Units must be for a minimum of twelve Units (other than Limited Partners who are residents of Missouri, who must tender a minimum of twenty Units). Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser (which is an affiliate of the General Partner).


                   ----------------------------------------


          For More Information or for Further Assistance Please Call:

                          Beacon Hill Partners, Inc.

                                      at

                                (800) 854-9486







December 19, 1997

                                                 TABLE OF CONTENTS

                                                                                                               PAGE
INTRODUCTION....................................................................................................  1
    The Purchaser; Affiliation with the General Partner.........................................................  1
    Some Factors to Be Considered by Limited Partners...........................................................  1
    Reasons for and Effects of the Offer........................................................................  3
    Certain Tax Considerations..................................................................................  3
    Originally Anticipated Term of the Partnership; General Policy Regarding Sales
        and Refinancings of Partnership Properties; Alternatives................................................  3
    Conditions..................................................................................................  4
    Distributions...............................................................................................  4
    Outstanding Units...........................................................................................  4

THE OFFER.......................................................................................................  5
    Section 1.  Terms of the Offer; Expiration Date; Proration..................................................  5
    Section 2.  Acceptance for Payment and Payment for Units....................................................  6
    Section 3.  Procedure for Tendering Units...................................................................  6
        Valid Tender............................................................................................  6
        Signature Requirements..................................................................................  7
        Delivery of Assignment of Partnership Interest..........................................................  7
        Appointment as Proxy; Power of Attorney.................................................................  7
        Assignment of Interest in Future Distributions..........................................................  8
        Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation
          to Give Notice of Defects.............................................................................  8
        Backup Federal Income Tax Withholding...................................................................  8
        FIRPTA Withholding......................................................................................  8
        Binding Obligation......................................................................................  8
    Section 4.  Withdrawal Rights...............................................................................  8
    Section 5.  Extension of Tender Period; Termination; Amendment..............................................  9
    Section 6.  Certain Federal Income Tax Matters..............................................................  9
        General.................................................................................................  9
        Gain or Loss Generally.................................................................................. 10
        Unrealized Receivables and Certain Inventory............................................................ 10
        Passive Activity Loss Limitation........................................................................ 11
        Partnership Termination................................................................................. 11
        Backup Withholding and FIRPTA Withholding............................................................... 11
    Section 7.  Effects of the Offer............................................................................ 12
        Limitations on Resales.................................................................................. 12
        Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act.......................... 12
        Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship
          with General Partner.................................................................................. 12
    Section 8.  Future Plans of Insignia, IPT and the Purchaser................................................. 13
    Section 9.  Certain Information Concerning the Partnership.................................................. 14
        General................................................................................................. 14
        Originally Anticipated Term of Partnership; Alternatives................................................ 14
        General Policy Regarding Sales and Refinancings of Partnership Properties............................... 14
        Selected Financial and Property-Related Data............................................................ 14
        Cash Distributions History.............................................................................. 16
        Operating Budgets of the Partnership.................................................................... 17
    Section 10.  Conflicts of Interest and Transactions with Affiliates......................................... 17
        Conflicts of Interest with Respect to the Offer......................................................... 17



                                                       i



                                                                                                               PAGE

        Voting by the Purchaser................................................................................. 18
        Financing Arrangements.................................................................................. 18
        Transactions with Affiliates............................................................................ 18
    Section 11.  Certain Information Concerning the Purchaser, IPLP, IPT and Insignia........................... 19
        The Purchaser........................................................................................... 19
        IPT and IPLP............................................................................................ 19
        Insignia................................................................................................ 20
    Section 12.  Source of Funds................................................................................ 22
    Section 13.  Background of the Offer........................................................................ 22
        Affiliation with the General Partner.................................................................... 22
        Determination of Purchase Price......................................................................... 23
    Section 14.  Conditions of the Offer........................................................................ 27
    Section 15.  Certain Legal Matters.......................................................................... 28
        General................................................................................................. 28
        Antitrust............................................................................................... 28
        Margin Requirements..................................................................................... 29
    Section 16.  Fees and Expenses.............................................................................. 29
    Section 17.  Miscellaneous.................................................................................. 29


SCHEDULE I        -    Transactions in the Units Effected by IPLP in the Past 60 Days...........................S-1

SCHEDULE II       -    Information Regarding the Managers of the Purchaser......................................S-2

SCHEDULE III      -    Information Regarding the Trustees and Executive Officers of IPT.........................S-3

SCHEDULE IV       -    Information Regarding the Directors and Executive Officers of Insignia...................S-5

SCHEDULE V        -    IPT Partnerships.........................................................................S-8

TO THE LIMITED PARTNERS OF
CONSOLIDATED CAPITAL PROPERTIES V


                                 INTRODUCTION

         Madison River Properties, L.L.C. (the "Purchaser"), which is a Delaware limited liability company and an affiliate of the General Partner (as defined below), hereby offers to purchase up to 70,000 of the outstanding units of limited partnership interest ("Units"), representing approximately 40% of the Units outstanding in Consolidated Capital Properties V, a California limited partnership (the "Partnership"), at a purchase price of $30 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Offer is not conditioned on any aggregate minimum number of Units being tendered. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Partnership's Limited Partnership Agreement (the "Limited Partnership Agreement"), a partial tender of Units must be for a minimum of twelve Units (other than Limited Partners who are residents of Missouri, who must tender a minimum of twenty Units). Accordingly, any Limited Partner that owns twelve or fewer Units (or, for Missouri residents, twenty or fewer Units) must tender all or none of its Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. The Purchaser (which is an affiliate of the General Partner) will pay all charges and expenses of Beacon Hill Partners, Inc., who will serve as the Purchaser's information agent for the Offer (the "Information Agent"), and Harris Trust Company of New York, who will act as depositary for the Offer (the "Depositary").

         The Purchaser; Affiliation with the General Partner. ConCap Equities, Inc., which is the general partner of the Partnership (the "General Partner"), is a wholly-owned subsidiary of Insignia Properties Trust, a Maryland real estate investment trust ("IPT"). The Purchaser is a newly-formed, wholly-owned subsidiary of Insignia Properties, L.P., a Delaware limited partnership ("IPLP"), which is the operating partnership of IPT. IPT is the sole general partner of IPLP (owning approximately 66% of the total equity interests in IPLP), and Insignia Financial Group, Inc., a Delaware corporation ("Insignia"), is the sole limited partner of IPLP (owning approximately 34% of the total equity interests in IPLP). Insignia and its affiliates also own approximately 67% of the outstanding common shares of IPT. Since late December 1994, Insignia Residential Group, L.P. ("IRG") and Insignia Commercial Group, Inc. ("ICG"), which are affiliates of the Purchaser and the General Partner, have provided property management services to the Partnership, and Insignia (directly or through affiliates) has performed asset management, partnership administration and investor relations services for the Partnership. By reason of these relationships, the General Partner has conflicts of interest in considering the Offer. The General Partner has indicated in a Statement on
Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units in response to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. See Sections 10 and 13.

         Some Factors to Be Considered by Limited Partners. In considering the Offer, Limited Partners may wish to consider the following factors:

         Potential Adverse Aspects of the Offer for Limited Partners

         o The Purchaser and the General Partner are affiliates of and controlled by IPT, which is controlled by Insignia. The General Partner has conflicts of interest in considering the Offer, including (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and (ii) the fact that as a consequence of the Purchaser's ownership of Units, the Purchaser (which is an affiliate of the General Partner) may have incentives to seek to maximize the value of its ownership of

                  Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the General Partner) with the interests of the other Limited Partners. See
                  Section 10.

         o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) is $45.02. See Section 13 for a discussion of why the Purchaser (which is an affiliate of the General Partner) believes that the Estimated Liquidation Value is not necessarily indicative of the fair market value of a Unit. THE PURCHASER (WHICH IS AN AFFILIATE OF THE GENERAL PARTNER) MAKES NO REPRESENTATION AND EXPRESSES NO OPINION AS TO THE FAIRNESS OR ADEQUACY OF THE PURCHASE PRICE.

         o As with any rational investment decision, the Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

         o If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser (which is an affiliate of the General Partner) will have the right to vote those Units and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the General Partner and mergers, consolidations and other extraordinary transactions. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that IPT (which is an affiliate of the General Partner) opposes and (ii) IPT (which is an affiliate of the General Partner) may be able to take action desired by IPT but opposed by the non-tendering Limited Partners.

         Potentially Beneficial Aspects of the Offer for Limited Partners

         o Although there are some limited resale mechanisms available to Limited Partners wishing to sell their Units, there is no formal trading market for Units. Moreover, the Purchaser understands that the operations of the Chicago Partnership Board, one of the leading partnership interest "auction" intermediaries, have been suspended by securities regulators. Accordingly, THE OFFER AFFORDS LIMITED PARTNERS AN OPPORTUNITY TO DISPOSE OF THEIR UNITS FOR CASH WHICH OTHERWISE MIGHT NOT BE AVAILABLE TO THEM.

         o THE OFFER MAY BE ATTRACTIVE TO LIMITED PARTNERS WHO HAVE AN IMMEDIATE NEED FOR CASH. The Purchase Price is approximately 15% greater than the highest reported secondary market sales price of any Unit during the past six months (based on published information and information provided by the General Partner). However, reported secondary market sales prices do not take into account commissions and transfer fees typically payable by a Limited Partner in connection with a secondary market sale. Therefore, the actual proceeds received by a Limited Partner who sells Units in the secondary market are typically significantly less than the reported sales prices.

         o LIMITED PARTNERS WHO SELL UNITS PURSUANT TO THE OFFER WILL NOT BE CHARGED ANY SALES COMMISSIONS (WHICH GENERALLY RANGE FROM 3% TO 10% OF THE SALES PRICE) OR PARTNERSHIP TRANSFER FEES (WHICH ARE TYPICALLY $100 PER TRANSFER). The Purchaser will pay all transfer fees imposed by the Partnership in connection with sales of Units pursuant to the Offer.

         o Real estate markets in the United States generally have recovered and experienced an upward trend since the end of the last recession. That recovery and upward trend might continue. On the other hand, those markets also may be adversely affected by a variety of factors, including possible fluctuations in interest rates, economic slowdowns and overbuilding. Accordingly, ownership of Units continues to be a speculative investment. THE OFFER MAY PROVIDE LIMITED PARTNERS WITH

                  THE OPPORTUNITY TO LIQUIDATE THEIR INTERESTS IN THE PARTNERSHIP AND REPLACE THEM WITH INVESTMENTS THAT ARE LESS SPECULATIVE.

         o The Offer may be attractive to Limited Partners who wish to avoid in the future the expenses, delays and complications in filing personal income tax returns which may be caused by ownership of Units. In addition, A LIMITED PARTNER WHO SELLS 100% OF ITS UNITS PURSUANT TO THE OFFER WILL NO LONGER BE SUBJECT TO THE PASSIVE ACTIVITY LOSS LIMITATION WITH RESPECT TO "SUSPENDED" LOSSES ATTRIBUTABLE TO THOSE UNITS AND, THEREFORE, WILL BE ABLE TO UTILIZE FULLY ANY SUCH LOSSES.

         o The Offer may be attractive to those Limited Partners who have become disenchanted with real estate investments generally, and in particular with the perceived illiquidity of investments made through limited partnerships, because it may afford an immediate opportunity for those Limited Partners to liquidate their investments in the Partnership. On the other hand, Limited Partners who tender their Units will be giving up the opportunity to participate in any potential future benefits represented by the ownership of those Units, including, for example, the right to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnership's properties or in connection with any future liquidation of the Partnership. Instead, any such distributions of cash or property with respect to Units tendered in the Offer and purchased by the Purchaser will be paid to the Purchaser.

         The Purchaser (which is an affiliate of the General Partner) makes no recommendation to any Limited Partner as to whether to tender or refrain from tendering Units and has been advised by the General Partner that the General Partner also expects to make no recommendation. Each Limited Partner must make its own decision, based on the Limited Partner's particular circumstances, as to whether to tender Units and, if so, how many Units to tender. Limited Partners should consult with their respective advisors regarding the financial, tax, legal and other implications of accepting the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         Reasons for and Effects of the Offer. The Purchaser's purpose in making the Offer is to increase IPT's equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Although the number of Units sought in the Offer will not give the Purchaser (which is an affiliate of the General Partner) absolute control over the Partnership, if the Purchaser is successful in acquiring all or a substantial portion of the Units it is tendering for, it will be in a position to exercise significant influence over the outcome of any vote by Limited Partners. See Sections 8, 10 and 13.

         Certain Tax Considerations. A sale by a Limited Partner pursuant to the Offer will result in taxable gain (or loss) equal to the excess (deficit) of the amount realized by the Limited Partner for the Units sold over such Limited Partner's adjusted tax basis in those Units. In the case of a Limited Partner who is an individual and who has held Units since their issue by the Partnership, the sale is expected to result in a gain, which may be taxable as ordinary income, capital gain or gain from real estate depreciation recapture. If a Limited Partner has suspended "passive losses" from the Partnership or other passive activity investments, such Limited Partner generally may deduct these losses up to the amount of any gain from the sale. A sale pursuant to the Offer of all of a Limited Partner's Units will terminate his or her investment in the Partnership and, commencing with the year following the year of sale, the Limited Partner will no longer receive Partnership tax information or have to report the complicated tax information currently required of Limited Partners. See Section 6.

         Originally Anticipated Term of the Partnership; General Policy Regarding Sales and Refinancings of Partnership Properties; Alternatives. According to the Partnership's Prospectus dated December 15, 1983, the then general partners (predecessors to the current General Partner) anticipated that the Partnership would sell and/or refinance its properties three to seven years after their acquisition, depending upon the then current real estate and capital markets, economic climate and income tax consequences to the Limited Partners. In general, the General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital market conditions. The General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision of the General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. Based on the above considerations, the General Partner has determined that it is not in the best interest of Limited Partners to sell or refinance any property at the present time. Under the Limited Partnership Agreement the term of the Partnership will continue until December 31, 2013, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions, including voting to liquidate the Partnership or causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         Conditions. The Offer is not conditioned on any aggregate minimum number of Units being tendered. Certain other conditions do apply, however. See Section 14.

         Distributions. The last distribution made by the Partnership was in 1990 ($25.00 per Unit). In total, original investors in the Partnership have received distributions of only $55.37 in respect of their original $250 investment made in 1983. See Section 9. However, the Partnership is currently generating positive cash flow from operations, and the Purchaser (which is an affiliate of the General Partner) believes that the Partnership will continue to generate positive cash flow from operations. Although the Limited Partnership Agreement requires that the General Partner maintain minimum working capital reserves, and the General Partner has advised the Purchaser (which is an affiliate of the General Partner) that no cash distributions to Limited Partners are expected in the near term in order to satisfy such reserve requirement, the potential for future distributions was considered by the Purchaser (which is an affiliate of the General Partner) when establishing the Purchase Price. Limited Partners who tender their Units in response to the Offer will retain any distributions made through December 19, 1997, and will be entitled to receive and retain any subsequent distributions made by the Partnership prior to the date on which the Purchaser pays for tendered Units pursuant to the Offer, although any such subsequent distribution will result in a reduction of the Purchase Price. See Section 1. However, tendering Limited Partners will not be entitled to receive or retain any distributions in respect of tendered Units which are made on or after the date on which the Purchaser pays for such Units pursuant to the Offer, regardless of the fact that the record date (as opposed to the payment date) for any such distribution may be a date prior to the date of purchase. See Section 3.

         Outstanding Units. According to information supplied by the Partnership, as of December 1, 1997 there were 179,537 Units issued and outstanding (reflecting the abandonment of 80 Units), which were held of record by 5,212 Limited Partners. IPLP currently owns 210 Units. See Schedule I to this Offer to Purchase for a list of transactions in the Units effected by IPLP within the past 60 days.

                                   THE OFFER

         SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) up to 70,000 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. For purposes of the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on January 21, 1998, unless the Purchaser (which is an affiliate of the General Partner) in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire. See Section 5 for a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

         THE PURCHASE PRICE WILL AUTOMATICALLY BE REDUCED BY THE AGGREGATE AMOUNT OF DISTRIBUTIONS PER UNIT, IF ANY, MADE BY THE PARTNERSHIP TO LIMITED PARTNERS ON OR AFTER DECEMBER 19, 1997 AND PRIOR TO THE DATE ON WHICH THE PURCHASER PAYS FOR UNITS PURCHASED PURSUANT TO THE OFFER.

         If, prior to the Expiration Date, the Purchaser (which is an affiliate of the General Partner) increases the consideration offered to Limited Partners pursuant to the Offer, the increased consideration will be paid for all Units accepted for payment pursuant to the Offer, regardless of whether the Units were tendered prior to the increase in the consideration offered.

         If more than 70,000 Units are validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date in accordance with the procedures specified in Section 4, the Purchaser (which is an affiliate of the General Partner) will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 70,000 of the Units so tendered, pro rata according to the number of Units validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid (i) purchases of fractional Units and (ii) purchases that would violate Section 5.01 of the Limited Partnership Agreement (which generally requires that a Limited Partner transfer a minimum of twelve Units (other than Limited Partners who are residents of Missouri, who must tender a minimum of twenty Units)). If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 70,000 Units, the Purchaser (which is an affiliate of the General Partner) will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

         If proration of tendered Units is required, then, subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser (which is an affiliate of the General Partner) does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. NOTWITHSTANDING ANY SUCH DELAY IN PAYMENT, NO INTEREST WILL BE PAID ON THE PURCHASE PRICE.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser (which is an affiliate of the General Partner) reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and/or (iv) amend the Offer.

         This Offer to Purchase and the related Assignment of Partnership Interest are being mailed by the Purchaser (which is an affiliate of the General Partner) to the persons shown by the Partnership's records to have been Limited

Partners or (in the case of Units owned of record by Individual Retirement Accounts ("IRAs") and qualified plans) beneficial owners of Units as of December 1, 1997.

         SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) and will pay for all Units validly tendered and not withdrawn in accordance with the procedures specified in Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an IRA or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment of Partnership Interest and any other documents required by the Assignment of Partnership Interest. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         For purposes of the Offer, the Purchaser (which is an affiliate of the General Partner) will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser (which is an affiliate of the General Partner) gives verbal or written notice to the Depositary of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting those payments to Limited Partners whose Units have been accepted for payment.

         If any tendered Units are not purchased for any reason, the Assignment of Partnership Interest with respect to such Units will be destroyed by the Purchaser (which is an affiliate of the General Partner). If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser (which is an affiliate of the General Partner) retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         The Purchaser (which is an affiliate of the General Partner) reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

         SECTION 3.  PROCEDURE FOR TENDERING UNITS.

         Valid Tender. In order for a tendering Limited Partner to participate in the Offer, its Units must be validly tendered and not withdrawn on or prior to the Expiration Date. To validly tender Units, a properly completed and duly executed Assignment of Partnership Interest and any other documents required by the Assignment of Partnership Interest must be received by the Depositary, at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Limited Partnership Agreement, a partial tender of Units must be for a minimum of twelve Units (other than Limited Partners who are residents of Missouri, who must tender a minimum of twenty Units). Accordingly, any Limited Partner that owns twelve or fewer Units (or, for residents of Missouri, twenty or fewer Units) must tender all or none of its Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. No alternative, conditional or contingent tenders will be accepted.

         Signature Requirements. If the Assignment of Partnership Interest is signed by the registered holder of the Units and payment is to be made directly to that holder, then no signature guarantee is required on the Assignment of Partnership Interest. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Assignment of Partnership Interest. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE ASSIGNMENT OF PARTNERSHIP INTEREST MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION. Please contact the Information Agent for assistance in obtaining a signature guarantee.

         Delivery of Assignment of Partnership Interest. The method of delivery of the Assignment of Partnership Interest and all other required documents is at the option and risk of the tendering Limited Partner, and delivery will be deemed made only when actually received by the Depositary. In all cases, sufficient time should be allowed to assure timely delivery.

         Appointment as Proxy; Power of Attorney. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably appoints the Purchaser (which is an affiliate of the General Partner), and its managers and designees as the Limited Partner's proxies, in the manner set forth in the Assignment of Partnership Interest, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser (which is an affiliate of the General Partner). Each such proxy shall be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser (which is an affiliate of the General Partner) accepts the tendered Units for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser (which is an affiliate of the General Partner) and its managers and designees will, as to those Units, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser (which is an affiliate of the General Partner) reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser must be able to exercise full voting rights with respect to the Units, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

         By executing an Assignment of Partnership Interest, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its managers and designees as the Limited Partner's attorneys-in-fact, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Units for payment. The tendering Limited Partner agrees not to exercise any rights pertaining to the tendered Units without the prior consent of the Purchaser. Upon such acceptance for payment, all prior powers of attorney granted by the Limited Partner with respect to such Units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser and its managers and designees each will have the power, among other things, (i) to transfer ownership of such Units on the Partnership books maintained by the General Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Depositary (as the tendering Limited Partner's agent) of the Purchase Price, to become a substituted Limited Partner, to receive any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the General Partner a change of address form instructing the General Partner to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Limited Partner representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case in the name and on behalf of the tendering Limited Partner.

         Assignment of Interest in Future Distributions. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably assigns to the Purchaser (which is an affiliate of the General Partner) and its assigns all of the right, title and interest of the Limited Partner in and to any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, in respect of the Units tendered by such Limited Partner and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the date of such purchase. The Purchaser will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer.

         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser (which is an affiliate of the General Partner), in its sole discretion, which determination shall be final and binding. The Purchaser (which is an affiliate of the General Partner) reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser (which is an affiliate of the General Partner) also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Units and to waive any defect or irregularity in any tender with respect to any particular Units of any particular Limited Partner. The Purchaser's interpretation of the terms and conditions of the Offer (including the Assignment of Partnership Interest and the Instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser (which is an affiliate of the General Partner), the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, each tendering Limited Partner must provide the Purchaser (which is an affiliate of the General Partner) with the Limited Partner's correct taxpayer identification number by completing the Substitute Form W-9 included in the Assignment of Partnership Interest. See the Instructions to the Assignment of Partnership Interest and Section 6.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each tendering Limited Partner must complete the FIRPTA Affidavit included in the Assignment of Partnership Interest certifying the Limited Partner's taxpayer identification number and address and that such Limited Partner is not a foreign person.
See the Instructions to the Assignment of Partnership Interest and Section 6.

         Binding Obligation. A tender of Units pursuant to and in accordance with the procedures described in this Section 3 and the acceptance for payment of such Units will constitute a binding agreement between the tendering Limited Partner and the Purchaser (which is an affiliate of the General Partner) on the terms set forth in this Offer to Purchase and in the Assignment of Partnership Interest.

         SECTION 4. WITHDRAWAL RIGHTS. Tenders of Units pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after February 16, 1998. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed (including signature guarantees by an Eligible Institution). Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

         If payment for Units is delayed for any reason or if the Purchaser (which is an affiliate of the General Partner) is unable to pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser (which is an affiliate of the General Partner), in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser (which is an affiliate of the General Partner) expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will be disseminated promptly to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the then scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser (which is an affiliate of the General Partner) extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units and those Units may not be withdrawn except to the extent tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         If the Purchaser (which is an affiliate of the General Partner) makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         SECTION 6.  CERTAIN FEDERAL INCOME TAX MATTERS.

         General. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER.

         Gain or Loss Generally. In general, a Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and (ii) the Limited Partner's adjusted tax basis in the Units sold. Generally, a Limited Partner's adjusted tax basis with respect to a Unit equals its cost, increased by the amount of income and the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit, and decreased by (i) any distributions made with respect to such Unit, (ii) the amount of deductions or losses allocated to the Unit and (iii) any decrease in the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit. Thus, the amount of a Limited Partner's adjusted tax basis in tendered Units will vary depending upon the Limited Partner's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Limited Partner for the Unit pursuant to the Offer, plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752).

         A portion of the gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss, if (as is generally expected to be the case) the Unit was held by the Limited Partner as a capital asset. Under the Taxpayer Relief Act of 1997, the capital gains rate for individuals and other non-corporate taxpayers is reduced to 20% for sales of capital assets after July 28, 1997 if such assets were held for more than 18 months. However, any gain from the sale of such assets attributable to the recapture of depreciation with respect to real property (as defined in Code Section 1250) is taxed at a maximum rate of 25%. The 28% rate continues to apply to individual and noncorporate taxpayers who sell a capital asset held for more than one year but not more than 18 months. Corporate taxpayers are taxed at a maximum marginal rate of 35% for both capital gains and ordinary income. The maximum marginal federal income tax rate for ordinary income of individuals and other noncorporate taxpayers is 39.6%. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitations discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); and a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years. Limited Partners who purchased their interests from the Partnership in the original issue of the Units are expected to recognize taxable gain on the sale in an amount in excess of the Purchase Price.

         A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Limited Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Limited Partner for that year will affect the Limited Partner's adjusted tax basis in Units and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Units pursuant to the Offer.

         Unrealized Receivables and Certain Inventory. If any portion of the amount of gain realized by a Limited Partner is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital and, in addition, a portion of such gain may be taxed at the 25% rate discussed above. A portion, if not all, of the gain upon the sale of Units is expected to be attributable to unrealized receivables. A

Limited Partner who tenders Units which are purchased pursuant to the Offer must file an information statement with such Limited Partner's federal income tax return for the year of the sale which provides the information specified in Treasury Regulation ss. 1.751-1(a)(3). A selling Limited Partner also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferor(s) and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

         Passive Activity Loss Limitation. Under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive losses" in any year only to the extent of the person's passive income for that year. Closely held corporations (other than personal service corporations) may offset such losses against active income as well as passive activity income for that year. Substantially all post-1986 losses of Limited Partners from the Partnership are believed to be passive losses. Thus, Limited Partners may have "suspended" passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities). Substantially all gain from a sale of Units pursuant to the Offer will be passive income.

         If a Limited Partner sells less than all of its Units pursuant to the Offer, suspended passive losses can be currently deducted (subject to other applicable limitations) to the extent of the Limited Partner's passive income from the Partnership for that year (including any gain recognized on the sale of Units) plus any other passive income for that year. If, on the other hand, a Limited Partner sells 100% of its Units pursuant to the Offer, any "suspended" losses will be offset first against any other net passive gain to the Limited Partner from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Limited Partner from its other income (subject to any other applicable limitations), including ordinary income. A tendering Limited Partner must sell all of its Units to receive these tax benefits. If more than 70,000 of the outstanding Units are tendered, some tendering Limited Partners may not be able to sell 100% of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser. See Section 1.

         Partnership Termination. Section 708(b) of the Code provides that a partnership terminates for income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a twelve-month period (although successive transfers of the same interest within a twelve-month period will be treated as a single transfer for this purpose). In the event of a termination, the Partnership's tax year would close and the Partnership would be treated for income tax purposes as if it had contributed all of its assets and liabilities to a "new" partnership in exchange for an interest in the "new" partnership. The Partnership would then be treated as making a distribution of the interests in the "new" partnership to the new partners and the remaining partners, followed by the liquidation of the Partnership. Because the "new" partnership would be treated as having acquired its assets on the date of the deemed contribution, a new depreciation recovery period would begin on such date, the Partnership's annual depreciation deductions over the next few years would be substantially reduced, and the Partnership would have greater taxable income (or less tax loss) than if no tax termination occurred. In addition, depreciation may be required to be allocated to those Limited Partners that have a higher tax basis. A tax termination of the Partnership would also terminate any partnership in which the Partnership holds a majority interest (50% or more).

         The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for tax purposes. The Purchaser believes that even if the maximum number of Units is purchased pursuant to the Offer, those transfers will not cause a tax termination of the Partnership.

         Backup Withholding and FIRPTA Withholding. Limited Partners (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31% backup withholding unless those Limited Partners provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Assignment of Partnership Interest. If a

Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner.

         Gain realized by a foreign Limited Partner on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code
Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Assignment of Partnership Interest certifying the Limited Partner's TIN and address, and that such Limited Partner is not a foreign person. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         SECTION 7.  EFFECTS OF THE OFFER.

         Limitations on Resales. The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal or any applicable state income tax purposes. This provision may limit sales of Units in the secondary market and in private transactions for the twelve-month period following completion of the Offer. The General Partner has advised the Purchaser that the Partnership will not process any requests for recognition of substitution of Limited Partners upon a transfer of Units during such twelve-month period which the General Partner believes may cause a tax termination in contravention of the Limited Partnership Agreement. In determining the number of Units for which the Offer is made (representing approximately 40% of the outstanding Units if 70,000 Units are tendered), the Purchaser (which is an affiliate of the General Partner) took this restriction into account so as to permit normal historical levels of transfers to occur following the transfers of Units pursuant to the Offer without violating this restriction.

         Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Limited Partners. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the Units and, therefore, the Purchaser (which is an affiliate of the General Partner) does not believe a reduction in the number of Limited Partners will materially further restrict the Limited Partners' ability to find purchasers for their Units through secondary market transactions. See Section 13 for certain limited information regarding recent secondary market sales of the Units.

         The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser (which is an affiliate of the General Partner) does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser (which is an affiliate of the General Partner) believes that, even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by more than 300 persons.

         Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with General Partner. The Limited Partnership Agreement provides that the General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser may have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3. As a result, the Purchaser (which is an affiliate of the General Partner) could be in a position to significantly influence all voting decisions with respect to the Partnership. In general, IPLP and the Purchaser (which are affiliates of the General Partner) will vote the Units owned by them in whatever manner they deem to be in the best interest of IPT, which, because of their relationship with the General Partner, also may be in the interest of the General Partner, but may not be in the interest of other Limited Partners. This could (i) prevent non-tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by non-tendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of a general partner and in certain circumstances election of new or successor general partners; dissolution of the Partnership; the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Limited Partnership Agreement.

         The Offer will not result in any change in the compensation payable to the General Partner or its affiliates. However, as a result of the Offer, the Purchaser (which is an affiliate of the General Partner) will participate, in its capacity as a Limited Partner, in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer.

         SECTION 8. FUTURE PLANS OF INSIGNIA, IPT AND THE PURCHASER. IPT, through the Purchaser (which is an affiliate of the General Partner), is seeking to acquire Units pursuant to the Offer in order to increase its equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Following the completion of the Offer, IPT and/or persons related to or affiliated with it may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. Insignia and IPT (which are affiliates of the General Partner) also may consider disposing of some or all of the Units the Purchaser acquires pursuant to the Offer, either directly or by a sale or other disposition of one or more interests in IPT or IPLP, depending among other things on the requirements from time to time of Insignia, IPT and their affiliates in light of liquidity, strategic, tax and other considerations.

         Neither IPT nor the Purchaser (which are affiliates of the General Partner) has any present plans or intentions with respect to a liquidation of the Partnership or a sale of assets or refinancing of any of the Partnership's properties. However, IPT and the Purchaser expect that consistent with the General Partner's fiduciary obligations, the General Partner will seek and review opportunities (including opportunities identified by IPT and the Purchaser) to engage in transactions which could benefit the Partnership, such as sales or refinancings of assets or a combination of the Partnership with one or more other entities, with the objective of seeking to maximize returns to Limited Partners.

         IPT and the Purchaser (which are affiliates of the General Partner) have been advised that the possible future transactions the General Partner expects to consider on behalf of the Partnership include (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the Partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the Partnership. Any such merger or consolidation transaction could involve other limited partnerships in which the General Partner or its affiliates serve as general partners, or a combination of the Partnership with one or more existing, publicly traded entities (including, possibly, affiliates of IPT (which is an affiliate of the General Partner) or IPT itself), in any of which Limited Partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the Partnership and financial benefits accrue to the Limited Partners of the Partnership, the Purchaser (and thus IPT) will participate in those benefits to the extent of its ownership of Units. A merger or other consolidation transaction and certain kinds of other extraordinary transactions would require a vote of the Limited Partners, and if the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer (or otherwise), IPT will be able to significantly influence the outcome of any such vote. IPT's primary objective in seeking to acquire the Units through the

Purchaser pursuant to the Offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those Units.

         SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP. Except as otherwise indicated, information contained in this Section 9 is based upon documents and reports publicly filed by the Partnership with the Commission. Although the Purchaser has no information that any statements contained in this Section 9 are untrue, the Purchaser cannot take responsibility for the accuracy or completeness of any information contained in this Section 9 which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

         General. The Partnership was organized on June 30, 1983 under the laws of the State of California. Its principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number at that address is (864) 239-2747.

         The Partnership's primary business is real estate ownership and related operations. The Partnership was formed to acquire, own, operate, improve, lease and otherwise manage for investment purposes a diversified portfolio of primarily multi-family residential properties, but also including shopping centers, industrial projects, office buildings and other similar income producing properties.

         The Partnership's investment portfolio currently consists of two residential apartment complexes: a 253- unit complex in West Chicago, Illinois and a 201-unit complex in Corpus Christi, Texas; and one commercial property: an 85,727 square foot office building in Columbus, Ohio.

         Originally Anticipated Term of Partnership; Alternatives. According to the Partnership's Prospectus dated December 15, 1983, the then general partners (predecessors to the current General Partner) anticipated that the Partnership would sell and/or refinance its properties three to seven years after their acquisition, depending upon the then current real estate and capital markets, economic climate and income tax consequences to the Limited Partners. Under the Limited Partnership Agreement, the term of the Partnership will continue until December 31, 2013, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions including voting to liquidate the Partnership or causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         General Policy Regarding Sales and Refinancings of Partnership Properties. In general, the General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital market conditions. The General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision of the General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. There are no plans to sell or refinance any property at the present time.

         Selected Financial and Property-Related Data. Set forth below is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been excerpted or derived from the Partnership's Annual Reports on Form 10-KSB for the years ended December 31, 1996 and 1995, and a Form 10-K for the years ended December 31, 1994, 1993 and 1992 and the Partnership's Quarterly Reports on Form 10-QSB for the periods ended September 30, 1997 and 1996. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                                         CONSOLIDATED CAPITAL PROPERTIES V
                                              SELECTED FINANCIAL DATA
                                         (in thousands, except Unit data)

                                      NINE MONTHS ENDED                                FISCAL YEAR ENDED
                                        SEPTEMBER 30,                                    DECEMBER 31,
                                   -----------------------       --------------------------------------------------------
                                      1997        1996              1996        1995         1994        1993        1992
                                   ----------- -----------       ----------- -----------  ----------- ----------- -------
                                         (UNAUDITED)
Statements of Operations Data:
   Rental Income.................   $  3,170    $  2,992          $  3,985    $  4,727     $  4,765    $  4,747    $  5,076
   Other Income..................   $    156    $    124          $    167    $    281     $    188    $    150    $    174
      Total Revenues.............   $  3,326    $  3,116          $  4,152    $  5,008     $  4,953    $  4,897    $  5,250
   Income (Loss) from Operations
      (before extraordinary item)   $   (183)   $   (409)         $   (877)   $ (2,067)    $ (2,075)   $ (1,700)   $ (1,329)
   Net Income (Loss).............   $   (183)   $   (431)         $ (1,152)   $ (2,067)    $ (1,800)   $ (1,700)   $ (1,329)
   Net Income (Loss) per Unit....   $  (1.02)   $  (2.39)         $  (6.40)   $ (11.49)    $ (10.00)   $  (9.43)   $  (7.37)

                                            AS OF                                            AS OF
                                        SEPTEMBER 30,                                    DECEMBER 31,
                                   -----------------------       ------------------------------------
                                      1997        1996              1996        1995         1994        1993        1992
                                   ----------- -----------       ----------- -----------  ----------- ----------- -------
                                         (UNAUDITED)
Balance Sheets Data:
   Total Assets..................   $  8,974    $  9,185          $  9,260    $ 10,135     $ 11,978    $ 14,548    $ 16,054
   Total Liabilities.............   $ 11,920    $ 11,227          $ 12,023    $ 11,746     $ 11,522    $ 12,292    $ 12,098
   Limited Partners' Equity (Deficit$ (2,873)   $ (1,968)         $ (2,689)   $ (1,537)    $    528    $  2,326    $  4,025
   Units Outstanding.............    179,617     179,617           179,617     179,617      179,617     179,617     180,037
   Book Value per Unit...........   $ (16.00)   $ (10.96)         $ (14.97)   $  (8.56)    $   2.94    $  12.95    $  22.36


         Description of Properties. Set forth below is a table showing the location, the date of purchase, the nature of the Partnership's ownership interest in and the use of each of the Partnership's properties.

                                          DATE OF
        PROPERTY                         PURCHASE               TYPE OF OWNERSHIP                      USE
--------------------------               --------       ---------------------------        ----------------------
Aspen Ridge Apartments                   08/09/84       Fee ownership                      Residential Apartments
    West Chicago, Illinois                              (subject to first mortgage)        (253 units)

Sutton Place Apartments                  07/06/84       Fee ownership                      Residential Apartments
    Corpus Christi, Texas                               (subject to first mortgage)        (201 units)

51 North High Building                   12/20/84       Fee ownership                      Office Building
    Columbus, Ohio                                      (subject to first mortgage)        85,727 sq. ft.


         Accumulated Depreciation Schedule. Set forth below is a table showing the gross carrying value, accumulated depreciation and federal tax basis of each of the Partnership's properties as of December 31, 1996 ($ amounts in thousands).

                                       GROSS
                                     CARRYING     ACCUMULATED                              FEDERAL
             PROPERTY                  VALUE     DEPRECIATION      RATE        METHOD     TAX BASIS
---------------------------------- ------------- -------------  -----------  ---------- -----------
Aspen Ridge Apartments               $   7,924     $   5,091     5-19 yrs.      S/L        $  2,880
Sutton Place Apartments                  5,867         3,603     5-19 yrs.      S/L           2,908
51 North High Building                   6,571         4,377     3-19 yrs.      S/L           3,332
                                     ---------   -----------                               --------
       TOTALS                        $  20,362     $  13,071                               $  9,120
                                   --=========   ===========                               ========

         Schedule of Mortgages. Set forth below is a table showing certain information regarding the outstanding mortgages encumbering each of the Partnership's properties as of December 31, 1996 ($ amounts in thousands).


                                       PRINCIPAL                                                          PRINCIPAL
                                      BALANCE AT        STATED                                             BALANCE
                                     DECEMBER 31,      INTEREST         PERIOD         MATURITY            DUE AT
            PROPERTY                     1996            RATE          AMORTIZED         DATE             MATURITY
----------------------------------  --------------- -------------- ---------------- ---------------  -------------
Aspen Ridge Apartments                  $ 5,750             7.33%        (a)            11/2003          $ 5,750
Sutton Place Apartments                   2,796             9.13%      27 yrs.          10/2003            2,581
51 North High Building                    2,748             9.00%      20 yrs.          06/2004            2,115
                                        -------                                                      ------------
      TOTALS                            $11,294                                                          $10,446
                                        =======                                                      ===========

--------------
(a) Interest only.


        Average Annual Rental Rate and Occupancy. Set forth below is a table showing the average annual rental rates and occupancy percentages for each of the Partnership's properties during the past two years.


        PROPERTY                             AVERAGE ANNUAL RENTAL RATE                  AVERAGE ANNUAL OCCUPANCY
-----------------------                  ----------------------------------              ------------------------
                                             1996                  1995                  1996                1995
                                         -------------         ------------              ---------      ---------
Aspen Ridge Apartments                   $ 7,852/unit          $ 7,589/unit              93%                  91%
Sutton Place Apartments                  $ 5,801/unit          $ 5,748/unit              93%                  90%
51 North High Building                   $ 14.23/sq.ft.        $ 14.23/sq.ft.            89%                  85%

         Schedule of Real Estate Taxes and Rates. Set forth below is a table showing the real estate taxes and rates for 1996 for each of the Partnership's properties.

                                                      1996                         1996
       PROPERTY                                      BILLING                       RATE
----------------------                               -------                       ----
Aspen Ridge Apartments                              $242,000*                      8.7%
Sutton Place Apartments                               95,000                       2.9%
51 North High Building                                70,000*                      5.4%

-----------
*  Represents an estimate.




   Other Information. The Partnership is subject to the information reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov.

   Cash Distributions History. The following table sets forth the cash distributions to the Limited Partners and the General Partner made by the Partnership since 1983. The last distribution made by the Partnership was in 1990 ($25.00 per Unit). In total, original investors in the Partnership have received distributions of only $55.37 in respect of their original $250 investment made in 1983.

                                             PER UNIT
                                          DISTRIBUTION TO       DISTRIBUTION TO             AGGREGATE
               YEAR                      LIMITED PARTNERS       GENERAL PARTNER          DISTRIBUTION(1)
               ----                    --------------------  --------------------  ---------------------
               1997**                             0                     0                              0
               1996                               0                     0                              0
               1995                               0                     0                              0
               1994                               0                     0                              0
               1993                               0                     0                              0
               1992                               0                     0                              0
               1991                               0                     0                              0
               1990                           25.00                     0                      4,500,000
               1989                           22.33                     0                      3,840,000
               1988                               0                     0                              0
               1987                            2.50                     0                        450,000
               1986                            2.71                     0                        510,000
               1985                            2.34                     0                        440,000
               1984                            1.49                     0                        290,000
               1983                               0                     0                              0

-------------
(1) Pursuant to the Limited Partnership Agreement, operating cash distributions by the Partnership are allocated 96% to the Limited Partners and 4% to the General Partner, after payment of a 9% partnership management fee to the General Partner. Distributions of surplus funds are allocated 96% to the Limited Partners and 4% to the General Partner, after Limited Partners receive 100% return of their investment plus a 12% per year cumulative return.
**   Through December 19, 1997.



         Operating Budgets of the Partnership. A summary of the fiscal 1996 and 1997 operating budgets and the audited results of operations for fiscal 1996 of the Partnership are set forth in the table below. The budgeted amounts provided below are figures that were not computed in accordance with generally accepted accounting principles ("GAAP"). Historically, budgeted operating results of operations for a particular fiscal year have differed significantly in certain respects from the audited operating results for that year. In particular, items that are categorized as capital expenditures for purposes of preparing the operating budgets are often re-categorized as expenses when the financial statements are audited and presented in accordance with GAAP. Therefore, the summary operating budgets presented for fiscal 1997 should not necessarily be considered as indicative of what the audited operating results for fiscal 1997 will be. Furthermore, any estimate of the future performance of a business, such as the Partnership's business, is forward-looking and based on numerous assumptions, some of which inevitably will prove to be incorrect. For this reason, it is probable that the Partnership's future operating results will differ from those projected in the operating budget, and those differences may be material. Therefore, such information should not be relied on by Limited Partners.

                                                              FISCAL 1996          FISCAL 1996          FISCAL 1997
                                                               BUDGETED              AUDITED             BUDGETED
                                                            --------------       --------------       ----------------
Total Revenues from Property Operations                      $  4,071,680         $  3,985,000         $  4,365,596
Total Operating Expenses ...............................     $  2,217,867         $  2,677,000         $  2,416,944
Net Operating Income....................................     $  1,853,813         $  1,308,000         $  1,948,652
Capital Expenditures....................................     $    587,458         $    294,000         $    756,581


         SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. The General Partner and its affiliates have conflicts of interest with respect to the Offer as set forth below.

         Conflicts of Interest with Respect to the Offer. The General Partner has conflicts of interest with respect to the Offer, including conflicts resulting from its affiliation with IPT and the Purchaser. The General Partner also would have a conflict of interest (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and
(ii) as a consequence of the Purchaser's ownership of Units, because the Purchaser (which is an affiliate of the General

Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the General Partner) with the interests of the other Limited Partners. In addition, the Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. The General Partner has indicated in the Schedule 14D-9 that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units pursuant to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         Voting by the Purchaser. The Limited Partnership Agreement provides that the General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser may have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser (which is an affiliate of the General Partner) and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section
3. As a result, if the Purchaser (which is an affiliate of the General Partner) is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser will have the right to vote those Units and thereby significantly influence all voting decisions with respect to the Partnership. In general, IPLP and the Purchaser (which are affiliates of the General Partner) will vote the Units owned by them in whatever manner they deem to be in IPT's best interest, which, because of their relationship with the General Partner, also may be in the interest of the General Partner, but may not be in the interest of other Limited Partners. This could (i) prevent non-tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by nontendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of a general partner and in certain circumstances election of new or successor general partners; dissolution of the Partnership; the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Limited Partnership Agreement. See Section 7.

         Financing Arrangements. The Purchaser (which is an affiliate of the General Partner) expects to pay for the Units it purchases pursuant to the Offer with funds provided by IPLP as capital contributions. IPLP in turn intends to use its cash on hand to make such contributions. See Section 12. It is possible, however, that in connection with its future financing activities, IPT or IPLP may cause or request the Purchaser (which is an affiliate of the General Partner) to pledge the Units as collateral for loans, or otherwise agree to terms which provide IPT, IPLP and the Purchaser with incentives to generate substantial near-term cash flow from the Purchaser's investment in the Units. This could be the case, for example, if a loan has a "balloon" maturity after a relatively short time or bears a high or increasing interest rate. In such a situation, the General Partner may experience a conflict of interest in seeking to reconcile the best interests of the Partnership with the need of its affiliates for cash flow from the Partnership's activities.

         Transactions with Affiliates. In late December 1994, IRG and ICG (which are affiliates of the Purchaser and the General Partner) assumed day-to-day property management responsibilities for the Partnership's properties (other than one property, which was managed by a third party until such property was sold in December 1995). The Partnership paid IRG and ICG property management fees for property management services in the amounts of approximately $204,000 and $246,000 for the years ended December 31, 1996 and 1995, respectively, and has paid IRG and ICG property management fees equal to $153,000 during the first nine months of 1997. The Partnership reimbursed the General Partner and its affiliates (including Insignia) for expenses incurred in connection with asset management and partnership administration services performed by them for the Partnership during 1996 and 1995 in the amounts of $167,000 and $173,000, respectively, and has reimbursed them for such services in the amount of $94,000 through September 30, 1997 (including $14,000 for reimbursements of costs incurred in connection with construction oversight services). The Partnership paid an affiliate of the General Partner $72,000 of commercial leasing commissions during the nine months ended September 30, 1997. In 1996, the Partnership paid an affiliate of the General Partner approximately $36,000 for loan costs incurred in connection with refinancing the debt encumbering two of the Partnership's properties. On July 1, 1995, the Partnership began insuring its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner who receives payments on these obligations from the agent. Insignia and the General Partner believe that the aggregate financial benefit derived by Insignia and its affiliates from the arrangement described in the three preceding sentences has been immaterial.

         SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER, IPLP, IPT AND INSIGNIA.

         The Purchaser. The Purchaser (which is an affiliate of the General Partner) is a newly formed entity controlled by IPT and organized for the purpose of making the Offer. The Purchaser is a wholly-owned subsidiary of IPLP. The Purchaser (which is an affiliate of the General Partner) has not engaged in any business activity other than in connection with the Offer and certain other tender offers for units of limited partnership interests in other IPT Partnerships (as defined below) being made contemporaneously with the Offer, and has no significant assets or liabilities at the present time. Upon consummation of the Offer and such other offers, the Purchaser's only significant assets will be the Units it acquires pursuant to the Offer and the other limited partnership units it acquires pursuant to such other offers.

         The principal executive offices of the Purchaser (which is an affiliate of the General Partner) are located at One Insignia Financial Plaza, P.O. Box 19059, Greenville, South Carolina 29602, and its telephone number is
(864) 239-1300. For certain information concerning the managers of the Purchaser (which is an affiliate of the General Partner), see Schedule II to this Offer to Purchase.

         IPT and IPLP. IPT was formed by Insignia in May 1996 for the purpose of acquiring and owning interests in multifamily residential properties, principally through ownership of limited and general partner interests in real estate limited partnerships (including the Partnership). IPT has been organized and operates in a manner that will qualify it to be taxed as a real estate investment trust ("REIT") under the Code. Substantially all of IPT's investments are held through IPLP, which is the operating partnership of IPT. IPT is presently the sole general partner and Insignia is presently the sole limited partner of IPLP.

         In forming IPT, Insignia and its affiliates (i) transferred to IPT equity interests in entities comprising or controlling the general partners of 36 public real estate limited partnerships (including the Partnership) (the "IPT Partnerships") in exchange for common shares of beneficial interest of IPT and (ii) transferred to IPLP limited partner interests in the IPT Partnerships (or equity interests in entities owning limited partner interests in the IPT Partnerships) in exchange for units of limited partner interest in IPLP. The IPT Partnerships own, in the aggregate, 184 properties containing approximately 42,000 residential apartment units and approximately 4.2 million square feet of commercial space. See Schedule V for a list of the IPT Partnerships.

         IPT does not currently operate as a self-administered and self-managed REIT, but rather has engaged Insignia to act as advisor to IPT and IPLP. In such capacity, Insignia and its affiliates provide a broad range of services to IPT and IPLP, including executive advisory, investment advisory, acquisition, administrative, financial and accounting services, including in connection with the Offer.

         On July 18, 1997, IPT, Insignia, MAE GP Corporation (which is an affiliate of Insignia) and Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), entered into a definitive merger agreement (the "AMIT Merger Agreement"), pursuant to which AMIT is to be merged with and into IPT, with IPT being the surviving entity, in a stock for stock transaction (the "AMIT Merger"). AMIT is a public company whose Class A shares trade on the American Stock Exchange under the symbol ANM. Insignia and its affiliates currently own 96,800 (or approximately 3.7%) of the 2,617,000 outstanding AMIT Class A shares and all of the 1,675,113 outstanding AMIT Class B shares. If the AMIT Merger is consummated, IPT will become a publicly traded company (IPT presently intends to apply for listing of its shares on the New York Stock Exchange, which listing would be subject to completion of the AMIT Merger), and it is anticipated that Insignia and its affiliates will own approximately 56% of post-merger IPT, the former AMIT shareholders (other than Insignia and its affiliates) will own approximately 17% of post-merger IPT, and the current unaffiliated shareholders of IPT will own the remaining 27% of post-merger IPT.

         The AMIT Merger is expected to be completed in the first quarter of 1998. Consummation of the AMIT Merger is subject to several conditions, including approval of the AMIT Merger Agreement and the AMIT Merger by the respective shareholders of IPT and AMIT and the receipt by AMIT of a fairness opinion from its financial advisor to the effect that the AMIT Merger is fair to AMIT's shareholders from a financial point of view. Accordingly, there can be no assurance as to when the AMIT Merger will occur, or that it will occur at all.

         IPT's principal executive offices are located at One Insignia Financial Plaza, P.O. Box 19059, Greenville, South Carolina 29602, and its telephone number is (864) 239-1300. For certain information concerning the trustees and executive officers of IPT, see Schedule III to this Offer to Purchase. IPLP does not have any officers or employees.

         Set forth below is certain consolidated financial information with respect to IPT and IPLP.

                           INSIGNIA PROPERTIES TRUST
                        SELECTED CONSOLIDATED FINANCIAL
            INFORMATION (in thousands, except share and unit data)

                                                                                NINE MONTHS ENDED      YEAR ENDED
                                                                                  SEPTEMBER 30,       DECEMBER 31,
                                                                                      1997                1996
                                                                                -----------------     ------------
                                                                                  (unaudited)          (audited)
Statements of Operations Data:
   Revenues..................................................................      $     11,144        $      9,705
   Income Before Extraordinary Item..........................................      $      2,930        $      3,557
   Net Income................................................................      $      2,930        $      2,425

Supplemental Data:
   Funds From Operations(1)..................................................      $     14,324        $     12,563
   IPT Common Shares Outstanding.............................................        13,449,712          11,168,036
   IPLP Units Outstanding....................................................         8,399,499           8,399,499
                                                                                     ----------          ----------
   IPT Common Shares and IPLP Units Outstanding(2)...........................        21,849,211          19,567,535
                                                                                     ==========          ==========

 Balance Sheets Data:
   Cash......................................................................      $     53,897        $      4,928
   Investments in IPT Partnerships(3)........................................      $    126,505        $    118,741
   Long-Term Debt............................................................      $     19,300        $     19,730
   Shareholders' Equity(4)...................................................      $    138,710        $    121,068

(1) Funds from Operations represent income or loss from real estate operations, which is net income or loss in accordance with GAAP, excluding gains or losses from debt restructuring or sales of property, plus depreciation and provision for impairment.
(2) Assumes all outstanding IPLP units are exchanged for IPT Common Shares.
(3) Represents IPT's investment in 26 of the 36 IPT Partnerships which IPT accounts for using the equity method. Of the remaining ten IPT Partnerships, IPT accounts for nine using the cost method and one using the consolidation method.
(4) Includes Insignia's investments in predecessor entities.



         Insignia. Insignia is a fully integrated real estate services organization. Insignia is the largest manager of multi-family residential properties in the United States and is among the largest managers of commercial properties. Insignia's real estate services include property management, providing all of the day-to-day services necessary to operate a property, whether residential or commercial; asset management, including long-term financial planning, monitoring and implementing capital improvement plans, and development and execution of refinancings and dispositions; real estate leasing and brokerage; maintenance and construction services; marketing and advertising; investor reporting and accounting; and investment banking, including assistance in workouts and restructurings, mergers and acquisitions, and debt and equity securitizations.

         Insignia provides property and/or asset management services for approximately 2,600 properties, which include approximately 290,000 residential units (including cooperative and condominium units), and in excess of 150 million square feet of retail, commercial and industrial space, located in over 500 cities in 48 states. Insignia currently provides partnership administration services to approximately 900 limited partnerships having approximately 330,000 limited partners. Insignia is a public company whose stock is traded on the New York Stock Exchange under the symbol IFS.

         Insignia is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Insignia's business, principal properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Insignia's securities, any material interests of such persons in transactions with Insignia and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Insignia's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Partnership in Section 9.

         Insignia's principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is
(864) 239-1000. For certain information concerning the directors and executive officers of Insignia, see Schedule IV to this Offer to Purchase.

         Set forth below is certain consolidated financial information with respect to Insignia and its consolidated subsidiaries for its fiscal years ended December 31, 1996, 1995 and 1994 and the nine-month periods ended September 30, 1997 and 1996. More comprehensive financial and other information is included in Insignia's Annual Report on Form 10-K for the year ended December 31, 1996 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Insignia with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                        INSIGNIA FINANCIAL GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                         NINE MONTHS ENDED                   YEAR ENDED
                                                           SEPTEMBER 30,                    DECEMBER 31,
                                                      -----------------------   ------------------------------------
                                                        1997          1996         1996         1995         1994
                                                      ---------     ---------   ----------   ----------   ----------
                                                            (unaudited)
Statements of Operations Data:
   Total Revenues..................................   $  254,630   $  149,204   $  227,074   $  123,032    $  75,453
   Income Before Taxes and Extraordinary Item......   $    7,879   $    8,097   $   14,946   $   10,093    $  12,101
   Net Income......................................   $    4,727   $    5,020   $    8,564   $    5,806    $   7,261
   Earnings Per Share..............................   $     0.15   $     0.15   $     0.27   $     0.20    $    0.35

                                                               AS OF                            AS OF
                                                           SEPTEMBER 30,                    DECEMBER 31,
                                                      -----------------------   ------------------------------------
                                                        1997          1996         1996         1995         1994
                                                      --------      ---------   ----------   ----------  -----------
                                                            (unaudited)
Balance Sheets Data:
   Cash and Cash Equivalents.......................   $   89,427   $   60,131   $   54,614   $   49,846    $  36,596
   Receivables.....................................   $   73,657   $   14,292   $   46,040   $   26,445    $  13,572
       Total Assets................................   $  568,768   $  471,889   $  492,402   $  245,409    $ 174,272
   Accounts Payable................................   $    8,767   $    2,602   $    1,711   $    1,497    $   3,478
   Commissions Payable.............................   $   30,841   $    9,257   $   18,736   $      602           --
   Accrued and Sundry Liabilities..................   $   50,893   $   24,604   $   40,741   $   25,619    $  18,790
   Long-Term Debt..................................   $   58,417   $  205,590   $   69,140   $   42,996    $  73,198
       Total Liabilities...........................   $  148,918   $  255,714   $  130,328   $   70,714    $  95,466
   Redeemable Convertible Preferred Stock..........          --            --           --   $   15,000           --
   Redeemable Convertible Preferred Securities
     of Subsidiary Trust...........................   $  143,993           --   $  144,169           --           --
   Minority Interest in Consolidated Subsidiaries..   $   52,778   $    2,762           --   $    2,682           --
       Shareholders' Equity........................   $  223,079   $  213,413   $  217,905   $  157,013    $  78,806



         Except as otherwise set forth herein and in Schedule I, none of the Purchaser (which is an affiliate of the General Partner), IPLP, IPT, Insignia or, to the best of the Purchaser's knowledge, any of the persons listed on Schedules II, III or IV hereto, or any affiliate of the foregoing, (i) beneficially owns or has a right to acquire any Units, (ii) has effected any transaction in the Units in the last 60 days, or (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Andrew L. Farkas, who is the Chairman of the Board, Chief Executive Officer and President of Insignia and a trustee of IPT, beneficially owns approximately 28% of Insignia's outstanding common stock and, as a result, may be deemed to beneficially own the Units owned by IPLP.

         SECTION 12. SOURCE OF FUNDS. The Purchaser (which is an affiliate of the General Partner) expects that approximately $2,300,000 will be required to purchase 70,000 Units, if tendered, and to pay related fees and expenses. The Purchaser (which is an affiliate of the General Partner) expects to obtain all of those funds from IPLP, which in turn intends to use its cash on hand.

         SECTION 13.  BACKGROUND OF THE OFFER.

         Affiliation with the General Partner. Upon the Partnership's formation in 1983, Consolidated Capital Equities Corporation ("CCEC"), a Colorado corporation, was the corporate general partner and Consolidated Capital Group, a California general partnership, was the non-corporate general partner. As a result of a succession of agreements, CCEC became the Partnership's managing general partner. In 1988, through a series of transactions,

Southmark Corporation acquired control of CCEC. In December 1988, CCEC filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In 1990, as part of CCEC's reorganization plan, the General Partner acquired CCEC's general partner interests in the Partnership and in 15 other affiliated public limited partnerships (the "Affiliated Partnerships") and the General Partner replaced CCEC as the managing general partner of the Partnership (and as the managing general partner of each of the Affiliated Partnerships). The selection of the General Partner as the general partner of the Partnership (and of each of the Affiliated Partnerships) was approved by a majority of the Limited Partners in the Partnership (and by a majority of the limited partners in each of the Affiliated Partnerships) pursuant to solicitations commenced in August 1990. Insignia acquired the stock of the General Partner through two transactions in December 1994 and October 1995, and contributed that stock to IPT in December 1996 in connection with IPT's formation.

         Determination of Purchase Price. In establishing the Purchase Price, the Purchaser (which is an affiliate of the General Partner) reviewed certain publicly available information and certain information made available to it by the General Partner and its other affiliates, including among other things:
(i) the Limited Partnership Agreement, as amended to date; (ii) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the Partnership's Quarterly Report on Form 10-QSB for the period ended September 30, 1997; (iii) unaudited results of operations of the Partnership's properties for the period since the beginning of the Partnership's current fiscal year; (iv) the operating budgets prepared by IRG and ICG with respect to the Partnership's properties for the year ending December 31, 1997; (v) independent appraisals of two of the Partnership's properties; and (vi) other information obtained by IRG, ICG, Insignia and other affiliates in their capacities as providers of property management, asset management and partnership administration services to the Partnership. Based on that information, the Purchaser (which is an affiliate of the General Partner) considered several factors, as discussed below.

         Trading History of Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. According to information obtained from the General Partner, from October 1, 1995 to September 30, 1997 an aggregate of 4,319 Units (representing less than 2.5% of the total outstanding Units) was transferred in sale transactions. Set forth in the table below are the high and low sales prices of Units for the quarterly periods from October 1, 1995 to September 30, 1997, as reported by the General Partner and by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices; thus the Purchaser does not know whether the information reported by The Partnership Spectrum is accurate or complete. The transfer paperwork submitted to the General Partner often does not include the requested price information or contains conflicting information as to the actual sales price; accordingly, Limited Partners should not rely upon this information as being completely accurate.

                                         CONSOLIDATED CAPITAL PROPERTIES V
                                    REPORTED SALES PRICES OF PARTNERSHIP UNITS

                                                               AS REPORTED BY                    AS REPORTED BY
                                                           THE GENERAL PARTNER(1)           THE PARTNERSHIP SPECTRUM(2)
                                                         ---------------------------       -----------------------------
                                                          LOW SALES       HIGH SALES        LOW SALES       HIGH SALES
                                                            PRICE            PRICE            PRICE            PRICE
                                                          PER UNIT         PER UNIT         PER UNIT         PER UNIT
                                                         ------------   ------------       ------------   --------------
Fiscal Year Ended December 31, 1997:
   Third Quarter.....................................       $ 6              $22              $21               $23
   Second Quarter....................................         8               26               19                22
   First Quarter ....................................         8               20               20                26
Fiscal Year Ended December 31, 1996:
   Fourth Quarter ...................................        10               40               19                21
   Third Quarter.....................................         5               24               15                20
   Second Quarter....................................         9               26               17                20
   First Quarter.....................................         8               25               19                19
Fiscal Year Ended December 31, 1995:
   Fourth Quarter....................................        15               20               18                20



(1) Although the General Partner requests and records information on the prices at which Units are sold, it does not regularly receive or maintain information regarding the bid or asked quotations of secondary market makers, if any. The General Partner processes transfers of Units only 12 times per year - on the first day of each month. The prices in the table are based solely on information provided to the General Partner by sellers and buyers of Units transferred in sale transactions (i.e., excluding transactions believed to result from the death of a Limited Partner, rollover to an IRA account, establishment of a trust, trustee to trustee transfers, termination of a benefit plan, distributions from a qualified or non-qualified plan, uniform gifts, abandonment of Units or similar nonsale transactions).
(2) The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The Purchaser (which is an affiliate of the General Partner) does not know whether the information reported by The Partnership Spectrum is accurate or complete.


         The Purchaser (which is an affiliate of the General Partner) believes that, although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for Units, this information may be relevant to a Limited Partner's decision as to whether to tender its Units pursuant to the Offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by American Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on NASDAQ.

         Appraisals. Two of the Partnership's properties were appraised in 1996 by independent, third party appraisers (either Joseph J. Blake & Associates ("Blake") or Koeppel Tener Real Estate Services, Inc. ("KTR")) in connection with refinancings of those properties. According to the appraisal reports, the scope of the appraisals included an inspection of the property and an analysis of the surrounding markets. In each case, the applicable independent appraiser relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach, and represented that its report was prepared in accordance with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, and in compliance with the Appraisal Standards set forth in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (known as "FIRREA"). The estimated market value of the fee simple estate of the Partnership's properties specified in those appraisal reports are set forth in the table below, and copies of the summaries of those appraisals have been filed as exhibits to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission.

                               APPRAISED            DATE OF
PROPERTY NAME                    VALUE             APPRAISAL        APPRAISER
-------------                ------------         -----------      -----------
Aspen Ridge                   $9,100,000            04/12/96           KTR
Sutton Place                  $4,700,000            06/06/96          Blake


         Purchaser's Estimate of Gross Real Estate Value. In estimating the gross real estate value of the Partnership's properties, the Purchaser utilized the capitalization of income approach. The estimate of the gross real estate value of the Partnership's properties prepared by the Purchaser does not purport to be an estimate of the aggregate fair market value of the Units themselves, nor should it be viewed as such by Limited Partners. Neither the Purchaser nor any of its affiliates prepared any estimates of the values of the Partnership's properties based upon any other valuation method.

         The following is a description of the methodology employed by the Purchaser in preparing such estimates for the properties owned by the Partnership (as used below, "net operating income" is calculated before depreciation, amortization, debt service payments and certain capital expenditure items):

         ASPEN RIDGE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,668,033) generated by the property for the ten months ended October 31, 1997 (comprised of $1,593,281 of gross rental income and $74,752 of other income), and then deducted from this amount the total operating expenses of the property for the first ten months of 1997 ($819,974), resulting in the Purchaser's estimate of net operating income for the first ten months of 1997 ($848,059). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,017,671, and then reduced that annualized net operating income amount by $300 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($941,771) at a 10.5% capitalization rate, resulting in an estimated gross property value of $8,969,248.

         SUTTON PLACE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($971,419) generated by the property for the ten months ended October 31, 1997 (comprised of $930,704 of gross rental income and $40,715 of other income), and then deducted from this amount the total operating expenses of the property for the first ten months of 1997 ($554,844), resulting in the Purchaser's estimate of net operating income for the first ten months of 1997 ($416,575). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $499,890. Finally, the Purchaser capitalized its estimated annual net operating income amount at a 10.25% capitalization rate, resulting in an estimated gross property value of $4,876,976.

         51 NORTH HIGH BUILDING. In estimating the value of this property, the Purchaser reviewed the income ($1,017,793) generated by the property for the ten months ended October 31, 1997 (comprised of $988,621 of gross rental income and $29,172 of other income), and then deducted from this amount the total operating expenses of the property for the first ten months of 1997 ($597,714), resulting in the Purchaser's estimate of net operating income for the first ten months of 1997 ($420,079). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $504,095. The Purchaser then capitalized its estimated adjusted net operating income amount at an 9.5% capitalization rate, resulting in an estimated gross property value of $5,306,263. Finally, the Purchaser reduced the estimated gross property value by $50,000 to reflect capital expenditures that the Purchaser believes a third party purchaser would deem necessary at the time of acquisition or in connection with recently executed leases, resulting in an estimated gross property value of $5,256,263.

         Based on the individual estimates of the gross values of the Partnership's properties described above, the Purchaser estimated that the current aggregate gross real estate value of the Partnership's properties is $19,102,487 (the "Gross Real Estate Value Estimate"). The property-specific capitalization rates used by the Purchaser in the valuation estimates described above were based upon the Purchaser's, IPT's and Insignia's general knowledge of the revenues and expenses associated with operating multi-family properties in the markets in which the

Partnership's properties are located, their general knowledge of property values in those markets and their experience in the real estate market in general.

         Although there are several other methods of estimating the value of real estate of this type, the Purchaser believes that this approach represents a reasonable method of estimating the aggregate gross value of the Partnership's properties (without taking into account the costs of disposing of the properties), subject to the substantial uncertainties inherent in any estimate of value. The use of other assumptions, however, particularly as to the applicable capitalization rate, could produce substantially different results. None of the Purchaser, IPT or Insignia solicited any offers or inquiries from prospective buyers of the Partnership's properties in connection with preparing the Purchaser's estimates of the fair market values of those properties, and the actual amounts for which the Partnership's properties might be sold could be significantly higher or significantly lower than the Purchaser's estimates.

         The Gross Real Estate Value Estimate does not take into account (i) the debt encumbering the Partnership's properties or the other liabilities of the Partnership, (ii) cash and other assets held by the Partnership, (iii) real estate transaction costs that would be incurred on a sale of the Partnership's properties, such as brokerage commissions and other selling and closing expenses, (iv) timing considerations or (v) costs associated with winding up the Partnership. For this reason, the Purchaser considers the Gross Real Estate Value Estimate to be less meaningful in evaluating the Purchase Price offered by the Purchaser than its pro forma estimate of the net liquidation value per Unit described below.

         Purchaser's Pro Forma Estimate of Net Liquidation Value per Unit. The Purchaser is offering to purchase Units, which are a relatively illiquid investment, and is not offering to purchase the Partnership's underlying assets or assume any of its liabilities. Consequently, the Purchaser does not believe that the per-Unit amount which might be distributed to Limited Partners following a future sale of all the Partnership's properties necessarily reflects the present fair value of a Unit. Conversely, the realizable value of the Partnership's assets clearly is a relevant factor in determining the price a prudent purchaser would offer for Units. In considering this factor, the Purchaser made a pro forma calculation of the amount each Limited Partner might receive in a theoretical orderly liquidation of the Partnership (which may not be realistically possible, particularly in the near term, due to real estate market conditions, the general difficulty of disposing of real estate in a short period of time, and other general economic factors), based on the Gross Real Estate Value Estimate described above and the other considerations described below. The Purchaser based its pro forma liquidation analysis on the Gross Real Estate Value Estimate (and thus on the Purchaser's estimates of the values of the Partnership's properties described above), as opposed to the appraised values of the Partnership's properties or the values estimated in connection with the formation of IPT (as described above), because the Purchaser believes that the Gross Real Estate Value Estimate represents the best estimate, based on currently available information, of the values of the Partnership's properties.

         In estimating the pro forma net liquidation value per Unit, the Purchaser adjusted its Gross Real Estate Value Estimate of $19,102,487 to reflect the Partnership's other assets and liabilities (excluding prepaid and deferred expenses and security deposits). Specifically, the Purchaser added the amounts of cash, accounts receivable and escrow deposits shown on the Partnership's unaudited balance sheet at September 30, 1997 ($1,600,000), and subtracted the mortgage debt encumbering the Partnership's properties ($11,183,000) and all other liabilities shown on that balance sheet ($672,000). The Purchaser then deducted from that amount $764,099, representing a reserve equal to 4% of the Gross Real Estate Value Estimate (which represents the Purchaser's estimate of the probable costs of brokerage commissions, real estate transfer taxes and other disposition expenses). The result, $8,083,388, represents the Purchaser's pro forma estimate of the aggregate net liquidation proceeds (before provision for the costs described in the following sentence) which could be realized on an orderly liquidation of the Partnership, based on the assumptions implicit in the calculations described above. The Purchaser did not, however, deduct any amounts in respect of the legal and other costs which the Purchaser expects would be incurred in a liquidation, including costs of negotiating purchase and sale contracts, possibly conducting a consent solicitation in order to obtain the Limited Partners' approvals for the sales as may be required by the Limited Partnership Agreement, and winding up the Partnership, because of the difficulty of estimating those amounts.

         To complete its pro forma estimate of the amount of the theoretical liquidation proceeds that would be distributable per Unit, the Purchaser divided the estimated aggregate net liquidation proceeds of $8,083,388 by the 179,537 Units reported as outstanding by the General Partner as of December 1, 1997. The resulting estimated pro forma liquidation value was $45.02 per Unit (the "Estimated Liquidation Value"), before provision for the legal and other costs of liquidating the Partnership described in the last sentence of the preceding paragraph.

         The Purchaser's pro forma liquidation analysis described above is merely theoretical and does not itself reflect the value of the Units because
(i) there is no assurance that any such liquidation in fact will occur in the foreseeable future and (ii) any liquidation in which the estimated fair market values described above might be realized would take an extended period of time (at least a year, and quite possibly significantly longer), during which time the Partnership and its partners would continue to be exposed to the risk of fluctuations in asset values because of changing market conditions and other factors. For any property sales in which the Partnership is required to indemnify the buyer for matters arising after the closing, a portion of the sales proceeds could be held by the Partnership until all possible claims were satisfied, further extending the delay in the receipt by the Limited Partners of liquidation proceeds. In light of these factors, the Purchaser (which is an affiliate of the General Partner) believes the actual current value of the Units is substantially less than its estimate of the Estimated Liquidation Value. Conversely, there is a substantial possibility that the per-Unit value realized in an orderly liquidation could be greater than the Estimated Liquidation Value. A reduction in either operating expenses or capital expenditures from the levels reflected in the property operating statements for the ten months ending October 31, 1997 would result in a higher liquidation value under the method described above. Similarly, a higher liquidation value would result if a buyer applied lower capitalization rates (reflecting a willingness to accept a lower rate of return on its investment) to the applicable net operating income generated by the Partnership's properties than the capitalization rates applied by the Purchaser. For example, a 5% increase or decrease in the value of the Partnership's properties would produce a corresponding increase or decrease in the Estimated Liquidation Value of approximately $5 per Unit. Furthermore, the analysis described above is based on a series of assumptions, some of which may not be correct. Accordingly, this analysis should be viewed merely as indicative of the Purchaser's approach to valuing Units and not as any way predictive of the likely result of any future transactions.

         SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained prior to the Expiration Date. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser (which is an affiliate of the General Partner), (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including without limitation the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Limited Partners, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph
(a) above;

         (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or the Purchaser (which is an affiliate of the General Partner) shall have become aware of any fact that does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of, or imposition of a limitation on, the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchaser (which is an affiliate of the General Partner) shall have otherwise learned that (i) more than ten percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or
(g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchaser (which is an affiliate of the General Partner) and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser (which is an affiliate of the General Partner) concerning the events described above will be final and binding upon all parties.

         SECTION 15.  CERTAIN LEGAL MATTERS.

         General. The Purchaser (which is an affiliate of the General Partner) is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser (which is an affiliate of the General Partner) pursuant to the Offer, other than the filing of a Tender Offer Statement on Schedule 14D-1 with the Commission (which has already been filed) and any required amendments thereto. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. Although there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser (which is an affiliate of the General Partner) to elect to terminate the Offer without purchasing Units thereunder.

         Antitrust. The Purchaser (which is an affiliate of the General Partner) does not believe that the Hart-ScottRodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

         Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

         SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser (which is an affiliate of the General Partner) will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser (which is an affiliate of the General Partner) has retained Beacon Hill Partners, Inc. to act as Information Agent and Harris Trust Company of New York to act as Depositary in connection with the Offer. The Purchaser (which is an affiliate of the General Partner) will pay the Information Agent and the Depositary reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser (which is an affiliate of the General Partner) will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

         SECTION 17. MISCELLANEOUS. The Purchaser (which is an affiliate of the General Partner) is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser (which is an affiliate of the General Partner) becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser (which is an affiliate of the General Partner) cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Limited Partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (which is an affiliate of the General Partner) by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser (which is an affiliate of the General Partner) not contained in this Offer to Purchase or in the Assignment of Partnership Interest and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Purchaser (which is an affiliate of the General Partner), IPLP, IPT and Insignia have filed with the Commission a Tender Offer Statement on
Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that they will not be available at the regional offices of the Commission).



                                              MADISON RIVER PROPERTIES, L.L.C.



DECEMBER 19, 1997

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  SCHEDULE I

                           TRANSACTIONS IN THE UNITS
                   EFFECTED BY IPLP WITHIN THE PAST 60 DAYS


                                     NUMBER OF             PRICE
             DATE                 UNITS PURCHASED         PER UNIT
             ----                 ---------------         --------


            11/25/97                     30                 13.67

                                  SCHEDULE II

              INFORMATION REGARDING THE MANAGERS OF THE PURCHASER


Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the managers of the Purchaser. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602.



                                                               PRESENT PRINCIPAL OCCUPATION
                                                                     OR EMPLOYMENT AND
NAME                                                           FIVE-YEAR EMPLOYMENT HISTORY
----                                                           ----------------------------
Jeffrey P. Cohen                           Jeffrey P. Cohen has been a Manager of the Purchaser since its inception in
  375 Park Avenue                          December 1997. For additional information regarding Mr. Cohen, see
  Suite 3401                               Schedule III.
  New York, NY 10152

John K. Lines                              John K. Lines has been a Manager of the Purchaser since its inception in
                                           December 1997.  For additional information regarding Mr. Lines, see
                                           Schedules III and IV.

Ronald Uretta                              Ronald Uretta has been a Manager of the Purchaser since its inception in
                                           December 1997.  For additional information regarding Mr. Uretta, see
                                           Schedules III and IV.

                                 SCHEDULE III

                           INFORMATION REGARDING THE
                    TRUSTEES AND EXECUTIVE OFFICERS OF IPT

Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the trustees and executive officers of IPT. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of IPT and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Trustees are identified by an asterisk.


                                                  PRESENT PRINCIPAL OCCUPATION
                                                        OR EMPLOYMENT AND
NAME                                             FIVE-YEAR EMPLOYMENT HISTORY
----                                             ----------------------------
Andrew L. Farkas*                              Andrew L. Farkas has served as a Trustee of IPT
                                               since December 1996, and has served as Chairman of the Board of
                                               Trustees and Chief Executive Officer of IPT since January 1997.
                                               For additional information regarding Mr. Farkas, see Schedule IV.

James A. Aston*                                James A. Aston has served as a Trustee and President of IPT since its inception in May 1996. For additional information regarding Mr. Aston, see Schedule IV.

Frank M. Garrison*                             Frank M. Garrison has served as a Trustee of IPT since December
  102 Woodmont Boulevard                       1996.  Mr. Garrison also served as an Executive Managing
  Suite 400                                    Director of IPT from January 1997 to April 1997.  For additional
  Nashville, TN 37205                          information regarding Mr. Garrison, see Schedule IV.

Jeffrey P. Cohen                               Jeffrey P. Cohen has served as a Senior Vice President of IPT
  375 Park Avenue                              since August 1997, and served as a Vice President of IPT from
  Suite 3401                                   June 1997 until August 1997.  Since April 1997, Mr. Cohen's
  New York, NY 10152                           principal occupation has been to serve as a Senior Vice President
                                               -- Investment Banking of Insignia. Prior to April 1997, Mr.
                                               Cohen's principal occupation was as an attorney with the law firm of Rogers & Wells, New York, New York.

William D. Falls                               William D. Falls has served as the Controller of IPT since August
                                               1997.  Since April 1995, Mr. Falls' principal occupation has been to serve as an accountant with Insignia.  Prior to April 1995, Mr.
                                               Falls' principal occupation was as a senior auditor with the accounting firm of Ernst & Young LLP.

William H. Jarrard, Jr.                        William H. Jarrard, Jr. has served as a Senior Vice President of
                                               IPT since August 1997, and served as Vice President and Director of Operations of IPT from December 1996 until August 1997.
                                               Mr. Jarrard's principal employment has been with Insignia for more than the past five years.  From January 1994 to September
                                               1997, Mr. Jarrard served as Managing Director-- Partnership
                                               Administration of Insignia.




                                                       S-3




                                                  PRESENT PRINCIPAL OCCUPATION
                                                        OR EMPLOYMENT AND
NAME                                             FIVE-YEAR EMPLOYMENT HISTORY
----                                             ----------------------------

John K. Lines                                  John K. Lines has served as Secretary of IPT since December
                                               1996, and has served as a Senior Vice President of IPT since
                                               August 1997.  Mr. Lines served as a Vice President IPT from May
                                               1996 until August 1997.  For additional information regarding Mr.
                                               Lines, see Schedule IV.

Ronald Uretta                                  Ronald Uretta has served as Treasurer of IPT since December
                                               1996, and has served as a Senior Vice President of IPT since
                                               August 1997.  Mr. Uretta served as a Vice President of IPT from
                                               December 1996 until August 1997 and as Chief Financial Officer of IPT from May 1996 until December 1996.  For additional
                                               information regarding Mr. Uretta, see Schedule IV.

Carroll D. Vinson                              Carroll D. Vinson has served as Chief Operating Officer of IPT since May 1997. Since August 1994, Mr. Vinson's principal
                                               occupation has been to serve as President of the various corporate general partners of partnerships controlled by Metropolitan Asset
                                               Enhancement, L.P., which is an affiliate of Insignia.

                                  SCHEDULE IV

                           INFORMATION REGARDING THE
                 DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA

Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Insignia. Unless otherwise indicated, each person identified below is employed by Insignia and is a United States citizen. The principal business address of Insignia and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Directors are identified by an asterisk.


                                                               PRESENT PRINCIPAL OCCUPATION
                                                                    OR EMPLOYMENT AND
NAME                                                           FIVE-YEAR EMPLOYMENT HISTORY
----                                                           ----------------------------
Andrew L. Farkas*                             Andrew L. Farkas has been a Director and Chairman, President and Chief
                                              Executive Officer of Insignia since its inception in January 1991.
                                              Mr. Farkas has also been President of Metropolitan Asset Group,
                                              Ltd. ("MAG"), a real estate investment banking firm, since 1983.

Robert J. Denison*                            Robert J. Denison has been a Director of Insignia since May 1996. For more
  1212 North Summit Drive                     than the past five years, Mr. Denison's principal occupation has been as a
  Santa Fe, NM 87501 General                  Partner of First Security Company II, L.P., an investment advisory firm.

Robin L. Farkas*                              Robin L. Farkas has been a Director of Insignia since August 1993.  Mr.
  730 Park Avenue                             Farkas is the retired Chairman of the Board and Chief Executive Officer of
  New York, NY 10021                          Alexander's Inc., a real estate company.  He also serves as a director of
                                              Refac Technology Development Corporation, Noodle Kiddoodle, and Containerways
                                              International Ltd.

Merril M. Halpern*                            Merril M. Halpern has been a Director of Insignia since August 1993.  For
  535 Madison Avenue                          more than the past five years, Mr. Halpern's principal occupation has been as
  New York, NY 10022                          Chairman of the Board of Directors and Co-Chief Executive Officer of
                                              Charterhouse Group International, Inc., a privately-owned investment firm which, among other things, actively engages in making private equity investments in a broad range of industrial and service companies located primarily in the United States. Mr. Halpern is also a director of American
                                              Disposal Services, Inc., Designer Holdings Ltd. and Microwave Power Devices,
                                              Inc.

Robert G. Koen*                               Robert G. Koen has been a Director of Insignia since August 1993.  Since
  125 West 55th Street                        February 1996, Mr. Koen has been a partner in the law firm of Akin, Gump,
  New York, NY 10019                          Strauss, Hauer & Feld, which represents Insignia and certain of its affiliates from time to time.  From January 1991 to February 1996, Mr. Koen was a partner in the law firm LeBoeuf, Lamb, Greene & MacRae.

Michael I. Lipstein*                          Michael I. Lipstein has been a Director of Insignia since August 1993. For
  110 East 59th Street                        more than the past five years, Mr. Lipstein's principal occupation has been as
  New York, NY 10022                          a self-employed consultant in the real estate business, including ownership, management and lending.




                                       S-5



                                                               PRESENT PRINCIPAL OCCUPATION
                                                                    OR EMPLOYMENT AND
NAME                                                           FIVE-YEAR EMPLOYMENT HISTORY
----                                                           ----------------------------

Buck Mickel*                                   Buck Mickel has been a Director of Insignia since August 1993. For more
  301 N. Main Street                           than the past five years, Mr. Mickel's principal occupation has been to serve
  Greenville, SC 29601                         as Chairman of the Board and Chief Executive Officer of RSI Holdings, a company which distributes outdoor equipment. Mr. Mickel is also a director of Fluor
                                               Corporation, The Liberty Corporation, NationsBank Corporation, Emergent
                                               Group, Inc., Delta Woodside Industries, Inc., Duke Power Company, and
                                               Textile Hall Corporation.

James A. Aston                                 James A. Aston's principal employment has been with Insignia for more than the past five years. Mr. Aston currently serves as Chief Financial Officer of Insignia (since August 1996) and with the Office of the Chairman (since
                                               July 1994).

Albert J. Frazia                               Albert Frazia has been a Senior Vice President -- Human Resources of
                                               Insignia since August 1997. Prior to August 1997, Mr. Frazia's principal employment for more than the prior five years was as Director -- Human
                                               Resources of E&Y Kenneth Leventhal Real Estate Group, New York, New York.

Frank M. Garrison                              Frank M. Garrison's principal employment has been with Insignia for more
  102 Woodmont Boulevard                       than the past five years.  Mr. Garrison currently serves as an Executive
  Suite 400                                    Managing Director of Insignia (since July 1994) and as President of Insignia
  Nashville, TN 37205                          Financial Services, a division of Insignia (since July 1994).

Jeffrey L. Goldberg                            Jeffrey L. Goldberg's principal employment has been with Insignia for more
  375 Park Avenue                              than the past five years.  Mr. Goldberg currently serves as a Managing
  Suite 3401                                   Director -- Investment Banking of Insignia (since July 1994).
  New York, NY 10152

Edward S. Gordon                               Edward S. Gordon has been with the Office of the Chairman of Insignia since
  200 Park Avenue                              July 1996.  Prior to July 1996, Mr. Gordon's principal employment for more
  New York, NY 10166                           than the prior five years was as a founder and Chairman of Edward S. Gordon
                                               Company, Incorporated ("ESG"), a commercial property management and brokerage firm located in New York, New York that was acquired by Insignia in June 1996.

Albert H. Gossett                              Albert H. Gossett's principal employment has been with Insignia for more than the past five years. Mr. Gossett currently serves as a Senior Vice President of Insignia (since July 1994) and as Chief Information Officer of Insignia
                                               (since January 1991).

Henry Horowitz                                 Henry Horowitz's principal employment has been with Insignia since January
                                               1993. Mr. Horowitz currently serves as an Executive Managing Director of
                                               Insignia (since June 1994) and Chief Operating Officer of Insignia
                                               Commercial Group (since January 1997). From January 1987 to January 1993,
                                               Mr. Horowitz's principal employment was as Chief Executive Officer of First
                                               Resource Realty, Inc., a commercial property management organization located in Oklahoma that Insignia acquired in January 1993.




                                       S-6





                                                               PRESENT PRINCIPAL OCCUPATION
                                                                    OR EMPLOYMENT AND
NAME                                                           FIVE-YEAR EMPLOYMENT HISTORY
----                                                           ----------------------------

Neil Kreisel                                   Neil Kreisel has been an Executive Managing Director of Insignia since
  909 Third Avenue                             September 1995 and President of Insignia Residential Group since September
  New York, NY 10022                           1997.  Prior to September 1995, Mr. Kreisel's principal occupation was to serve as President and Chief Executive Officer of Kreisel Company, Inc., a
                                               residential property management firm located in New York, New York which
                                               Insignia acquired in September 1995.

John K. Lines                                  John K. Lines has been General Counsel of Insignia since June 1994 and
                                               Secretary since July 1994. From May 1993 until June 1994, Mr. Lines'
                                               principal employment was as Assistant General Counsel and Vice President of
                                               Ocwen Financial Corporation, a thrift holding company located in West Palm
                                               Beach, Florida. From October 1991 until April 1993, Mr. Lines' principal employment was as Senior Attorney of Banc One Corporation, a bank holding company in Columbus, Ohio.

Martha Long                                    Martha Long has been a Senior Vice President -- Finance of Insignia since
                                               January 1997 and Controller of Insignia since June 1994. Prior to June 1994,
                                               Ms. Long was Senior Vice President and Controller of The First Savings Bank
                                               located in Greenville, South Carolina.

Mauro Keller Sarmiento                         Mauro Keller Sarmiento has been Managing Director and Chief Strategic
  375 Park Avenue                              Officer for European Operations of Insignia since June 1997.  From November
  New York, NY 10152                           1993 until June 1997, Mr. Sarmiento's principal employment was as Manager of YPF, a petroleum company located in Buenos Aires, Argentina. From May
                                               1991 until October 1993, Mr. Sarmiento's principal employment was as a partner of MCA, an advisory company in Madrid, Spain.

Thomas R. Shuler                               Thomas R. Shuler's principal employment has been with Insignia for more than the past five years. Mr. Shuler currently serves as Chief Operating
                                               Officer of Insignia Residential Group (since January 1997).

Stephen B. Siegel                              Stephen B. Siegel has been an Executive Managing Director of Insignia since
  200 Park Avenue                              July 1996 and President of Insignia Commercial Group since January 1997.
  New York, NY 10166                           From February 1992 until July 1996, Mr. Siegel's principal employment was as President of ESG.

Ronald Uretta                                  Ronald Uretta's principal employment has been with Insignia for more than the past five years. Mr. Uretta currently serves as Chief Operating Officer
                                               (since August 1996) and Treasurer (since January 1992) of Insignia.

Joseph T. Aveni                                Joseph T. Aveni's principal employment has been with Realty One, Inc., a
  6000 Rockside Woods                          wholly-owned subsidiary of Insignia ("Realty One"), for more than the past
    Blvd.                                      five years.  Mr. Aveni currently serves as a Director and Chief Executive
  Cleveland, OH 44131                          Officer of Realty One (since October 1997).

Anthony M. Ciepiel                             Anthony M. Ciepiel's principal employment has been with Realty One for
  6000 Rockside Woods                          more than the past five years.  Mr. Ciepiel currently serves as Director,
    Blvd.                                      President, Chief Operating Officer and Treasurer of Realty One (since October
  Cleveland, OH 44131                          1997).

                                  SCHEDULE V

                               IPT PARTNERSHIPS

CONSOLIDATED CAPITAL GROWTH FUND
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3
CONSOLIDATED CAPITAL PROPERTIES III
CONSOLIDATED CAPITAL PROPERTIES IV
CONSOLIDATED CAPITAL PROPERTIES V
CONSOLIDATED CAPITAL PROPERTIES VI
SHELTER PROPERTIES I LIMITED PARTNERSHIP
SHELTER PROPERTIES II LIMITED PARTNERSHIP
SHELTER PROPERTIES III LIMITED PARTNERSHIP
SHELTER PROPERTIES IV LIMITED PARTNERSHIP
SHELTER PROPERTIES V LIMITED PARTNERSHIP
SHELTER PROPERTIES VI LIMITED PARTNERSHIP
SHELTER PROPERTIES VII LIMITED PARTNERSHIP
NATIONAL PROPERTY INVESTORS III
NATIONAL PROPERTY INVESTORS 4
NATIONAL PROPERTY INVESTORS 5
NATIONAL PROPERTY INVESTORS 6
NATIONAL PROPERTY INVESTORS 7
NATIONAL PROPERTY INVESTORS 8
CENTURY PROPERTIES FUND XIV
CENTURY PROPERTIES FUND XV
CENTURY PROPERTIES FUND XVI
CENTURY PROPERTIES FUND XVII
CENTURY PROPERTIES FUND XVIII
CENTURY PROPERTIES FUND XIX
CENTURY PROPERTIES FUND XX
CENTURY PROPERTIES GROWTH FUND XXII
CENTURY PENSION INCOME FUND XXIII
CENTURY PENSION INCOME FUND XXIV
JOHNSTOWN/CONSOLIDATED INCOME PARTNERS
DAVIDSON GROWTH PLUS, L.P.
MULTI-BENEFIT REALTY FUND `87-1
U.S. REALTY PARTNERS, L.P.
FOX STRATEGIC HOUSING INCOME PARTNERS

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

         Manually signed facsimile copies of the Assignment of Partnership Interest will be accepted. The Assignment of Partnership Interest and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.


                       The Depositary for the Offer is:

                       HARRIS TRUST COMPANY OF NEW YORK

               By Mail:                   By Facsimile:           To Confirm:        By Hand/Overnight Delivery:

         Wall Street Station              (212) 701-7636         (212) 701-7624           Wall Street Plaza
            P.O. Box 1023                                                             88 Pine Street, 19th Floor
    New York, New York 10268-1023                                                      New York, New York 10005







         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                          BEACON HILL PARTNERS, INC.

                                90 Broad Street
                                  20th Floor
                           New York, New York 10004

                                (800) 854-9486
                                  (Toll Free)

                                (212) 843-8500
                                (Call Collect)